UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2006

DARLING INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Commission File Number 000-24620

DELAWARE	36-2495346
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

251 O'CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS 75038
(Address of principal executive offices)

Registrant's telephone number, including area code:    972.717.0300

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

  /  /        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

  /  /        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

  /  /        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

  /  /        Pre-commencement communcations pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.02.	Termination of a Material Definitive Agreement.

On June 1, 2006, Darling International Inc. ("Darling") redeemed all $35 million of its outstanding Senior Subordinated Notes du0e December 31, 2009 (the "Notes"), which are governed by that certain Note Purchase Agreement, dated as of December 31, 2003, by and among Darling, the guarantors party thereto from time to time and the securities purchasers party thereto (as amended, the "Note Purchase Agreement"), a copy of which was previously filed as Exhibit 10.1 to Darling's Current Report on Form 8-K filed January 8, 2004. In addition to prepaying the outstanding principal amount of the Notes plus the accrued and unpaid interest on such principal, Darling paid a $1.925 million prepayment fee as required by the terms of the Note Purchase Agreement. The redemption of the Notes will result in an estimated yearly reduction in interest expense from 12% to approximately 7%.

Based on its filings with the Securities and Exchange Commission, as of June 1, 2006, SOF Investments, L.P., a Delaware limited partnership and a party to the Note Purchase Agreement, is the record and beneficial owner of 7,210,327 shares of Darling common stock.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INTERNATIONAL INC.

Date: June 6, 2006	By: /s/ John O. Muse John O. Muse Executive Vice President Finance and Administration